Filed Pursuant to Rule 424(b)(3)

Registration Number 333-258350

PROSPECTUS SUPPLEMENT NO. 9

(to Prospectus dated April 20, 2022)

Alight, Inc.

This prospectus supplement amends and supplements the prospectus dated April 20, 2022, as supplemented or amended from time to time (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-258350). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the U.S. Securities and Exchange Commission on February 21, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This Prospectus relates to the offer and sale, from time to time, by the selling holders identified in the Prospectus (the “Selling Holders”), or their permitted transferees, of up to 352,056,664 shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”).

Our Class A Common Stock is listed on The New York Stock Exchange (the “NYSE”) under the symbol “ALIT.” On February 22, 2023, the last sale price of our Class A Common Stock as reported on the NYSE was $10.01 per share.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our Class A Common Stock involves risks. See “Risk Factors” starting on page 8 of the Prospectus.

Neither the Securities and Exchange Commission (“SEC”) nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2023

Alight, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39299	86-1849232
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Overlook Point
Lincolnshire, Illinois		60069
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (224) 737-7000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	ALIT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On February 21, 2023, Alight, Inc. (the “Registrant”) issued a press release announcing its financial results for the fourth quarter and fiscal year ended December 31, 2022. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K (this “Report”).

In accordance with General Instruction B.2 of Form 8-K, the information contained in Item 2.02 of this Report and in Exhibit 99.1 is being furnished and shall not be deemed “filed” with the Securities and Exchange Commission (the “SEC”) for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section and will not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Exhibit 99.1 to this Report contains certain financial measures that are considered “non-GAAP financial measures” as defined in the SEC rules. Exhibit 99.1 to this Report also contains the reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles, as well as the reasons why Registrant’s management believes that presentation of the non-GAAP financial measures provides useful information to investors regarding Registrant’s results of operations and, to the extent material, a statement disclosing any other additional purposes for which Registrant’s management uses the non-GAAP financial measures.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On February 20, 2023, the Company approved a two-year strategic transformation restructuring program (the “Program”) intended to accelerate the Company’s back-office infrastructure into the cloud and transform its operating model leveraging technology in order to reduce its overall future costs. The Program includes process and system optimization, third party costs associated with technology infrastructure transformation, and elimination of full-time positions. The Company currently expects to record in the aggregate approximately $140 million in pre-tax restructuring charges over the next two years. The restructuring charges are expected to include severance charges with an estimated to range from $20 million to $30 million over the two-year period and other restructuring charges related to items such as data center exit costs, third party fees associated with the restructuring, and costs associated with transitioning existing technology and processes, which are estimated to account for between $100 million and $120 million over the two-year period. The Company estimates an annual savings of over $100 million after the Program is completed. The Program is expected to commence in the first quarter of 2023 and to be substantially completed over an estimated two-year period.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of the Registrant dated February 21, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alight, Inc.

Date:	February 21, 2023	By:	/s/ John A. Mikowski
John A. Mikowski, Executive Vice President, Deputy General Counsel and Assistant Corporate Secretary